Exhibit 99.3









INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Income Fund Ltd., L.P.:

We have audited the accompanying balance sheets of Nooney Income Fund Ltd., L.P. (a limited partnership) as of December 31, 1998 and 1997, and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund Ltd., L.P. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.





January 29, 1999

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------


ASSETS                                                 1998              1997


CASH AND CASH EQUIVALENTS                        $    804,739      $    865,287

ACCOUNTS RECEIVABLE                                    97,104           115,038

PREPAID EXPENSES                                       12,332            10,520

INVESTMENT PROPERTY:
  Land                                              1,946,169         1,946,169
  Buildings and improvements                        8,601,373         8,447,027
                                                 ------------      ------------

                                                   10,547,542        10,393,196
  Less accumulated depreciation                    (5,010,424)       (4,731,841)
                                                 ------------      ------------

                                                    5,537,118         5,661,355

DEFERRED EXPENSES - At amortized cost                 111,293            61,295
                                                 ------------      ------------

TOTAL                                            $  6,562,586      $  6,713,495
                                                 ============      ============


LIABILITIES AND PARTNERS' EQUITY


LIABILITIES:
  Accounts payable and accrued expenses          $    186,291      $    108,209
  Accrued real estate taxes                           180,361           184,936
  Refundable tenant deposits                          131,577           120,017
  Mortgage note payable                             1,149,701         1,197,000
                                                 ------------      ------------

           Total liabilities                        1,647,930         1,610,162

PARTNERS' EQUITY                                    4,914,656         5,103,333
                                                 ------------      ------------

TOTAL                                            $  6,562,586      $  6,713,495
                                                 ============      ============

See notes to financial statements.

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


                                                   1998       1997        1996

REVENUES:
  Rental and other income                     $1,851,792  $1,772,253  $1,778,074
  Interest                                        16,073      23,406      20,295
                                              ----------  ----------  ----------

          Total revenues                       1,867,865   1,795,659   1,798,369
                                              ----------  ----------  ----------

EXPENSES:
  Interest                                       106,461     117,437     121,761
  Depreciation and amortization                  433,549     443,004     466,190
  Real estate taxes                              249,836     273,703     247,299
  Property management fees - related party       111,606     107,130     107,341
  Repairs and maintenance                        133,264     127,354     157,423
  Utilities                                      118,114     108,281     135,789
  Other operating expenses (includes $25,000
    in each year to related party)               481,894     425,619     387,281
                                              ----------  ----------  ----------

          Total expenses                       1,634,724   1,602,528   1,623,084
                                              ----------  ----------  ----------

NET INCOME                                    $  233,141  $  193,131  $  175,285
                                              ==========  ==========  ==========

NET INCOME ALLOCATION:
  General partners                            $   39,944  $   30,127  $   29,946
  Limited partners                               193,197     163,004     145,339

LIMITED PARTNERS DATA:
  Net income per unit                         $    12.72  $    10.74  $     9.57
                                              ==========  ==========  ==========

  Cash distributions - investment income
   per unit                                   $    12.72  $    10.74  $     9.57
                                              ==========  ==========  ==========

  Cash distributions - return of capital
   per unit                                   $    12.28  $     8.01  $     9.18
                                              ==========  ==========  ==========

  Weighted average limited partnership units
  outstanding                                     15,180      15,180      15,180
                                              ==========  ==========  ==========

See notes to financial statements.

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


                                           Limited      General
                                           Partners     Partners       Total

BALANCE (DEFICIT), JANUARY 1, 1996      $ 5,453,701   $   (86,212)  $ 5,367,489

 Net income                                 145,339        29,946       175,285

  Cash distributions                       (284,654)      (31,628)     (316,282)
                                        -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1996      5,314,386       (87,894)    5,226,492

  Net income                                163,004        30,127       193,131

  Cash distributions                       (284,625)      (31,665)     (316,290)
                                        -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1997      5,192,765       (89,432)    5,103,333

  Net income                                193,197        39,944       233,141

 Cash distributions                        (379,625)      (42,193)     (421,818)
                                        -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1998    $ 5,006,337   $   (91,681)  $ 4,914,656
                                        ===========   ===========   ===========

See notes to financial statements.

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


                                                   1998       1997       1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                    $ 233,141  $ 193,131  $ 175,285
  Adjustments to reconcile net income to
   net cash provided by operating activities:
      Depreciation                                395,206    405,604    415,470
      Amortization of deferred expenses            38,343     37,400     50,720
      Net changes in accounts affecting
       operations:
        Accounts receivable                        17,934     60,287    (58,325)
        Prepaid expenses                           (1,812)       302       (572)
        Deferred expenses                         (88,341)   (34,452)    (7,333)
        Accounts payable and accrued expenses      78,082     (1,296)    36,955
        Accrued real estate taxes                  (4,575)    14,238     18,433
        Refundable tenant deposits                 11,560      5,146      4,750
                                                ---------  ---------  ---------
          Net cash provided by operating
           activities                             679,538    680,360    635,383
                                                ---------  ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Net additions to investment property           (270,969)  (231,208)  (113,980)
                                                ---------  ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions to partners                 (421,818)  (316,290)  (316,282)
  Payments on mortgage note payable               (47,299)   (64,800)   (64,800)
                                                ---------  ---------  ---------

          Net cash used in financing
           activities                            (469,117)  (381,090)  (381,082)
                                                ---------  ---------  ---------

NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS                                     (60,548)    68,062    140,321

CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR                                            865,287    797,225    656,904
                                                ---------  ---------  ---------

CASH AND CASH EQUIVALENTS, END OF YEAR          $ 804,739  $ 865,287  $ 797,225
                                                =========  =========  =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid for interest          $  98,013  $ 117,437  $ 132,787
                                                =========  =========  =========

See notes to financial statements.

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
----------------------------------------------------------------------


1.   BUSINESS

     Nooney Income Fund Ltd., L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on October 12, 1983 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties. The Partnership's portfolio is comprised of an office/warehouse complex located in Downers Grove, Illinois (Oak Grove Commons) which generated 47.4% of rental and other income for the year ended December 31, 1998, and an office complex in Leawood, Kansas (Leawood Fountain Plaza) which generated 52.6% of rental and other income for the year ended December 31, 1998.

     The Partnership owns 100% of Oak Grove Commons and a 76% undivided interest in Leawood Fountain Plaza.

     The Partnership's proportionate share of the results of operations of Leawood Fountain Plaza is included in the statements of operations of the Partnership. The Partnership's proportionate share of the assets and liabilities of Leawood Fountain Plaza is included in the balance sheets presented.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Prior to October 31, 1997, the corporate general partner was a partially-owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. Another individual general partner's spouse was a shareholder of Nooney Company. Nooney Company was also an economic assignee of the general partnership interests of two former individual general partners. Nooney Krombach Company, a wholly-owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. On October 31, 1997, Nooney Company sold its 75% interest in Nooney Income Investments, Inc., the corporate general partner of the Partnership to S-P Properties, Inc., a California corporation, which in turn is a wholly-owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership. The Partnership continues to pay management fees to Nooney, Inc. Property management fees paid to Nooney Krombach Company were $90,260 and $107,341 for the years ended December 31, 1997 and 1996, respectively. Property management fees paid to Nooney, Inc. for the years ended December 31, 1998 and 1997 were $111,606 and $16,870, respectively. Additionally, the Partnership paid Nooney Krombach Company $20,833 in 1997 and $25,000 in 1996 as reimbursement for management services and indirect expenses in connection with the management of the Partnership. The Partnership paid Nooney, Inc. $25,000 in 1998 and $4,167 in 1997 for these same reimbursement items.

     The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

     Investment property is recorded at the lower of cost or net realizable value. The Partnership reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Partnership considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Partnership deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

     Buildings and improvements are depreciated over their estimated useful lives (30 years) using the straight-line method. Tenant alterations are depreciated over the term of the lease on a straight-line basis.

     Deferred expenses consist of lease fees amortized over the terms of their respective leases.

     Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1998 accounts receivable include approximately $39,000 ($42,000 in 1997) of accrued rent concessions which is not yet due under the terms of various lease agreements.

     Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to all partners based upon the relationship of original capital contributions of all the partners; (2) 9% to the individual general partners as their annual partnership management fee; and (3) 1% to the individual general partners.

     For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount that Net Operating Cash Income distributed to the individual general partners under (2) and
     (3) above exceeds 1% of net operating cash income for the period; then, 1% to the individual general partners and the remainder pro rata to all partners based upon the relationship of original capital contributions of all of the partners.

     Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

     The Partnership adopted SFAS No. 130, Reporting Comprehensive Income, which requires entities to report changes in equity that result from transactions and economic events other than those with shareholders. The Partnership had no other comprehensive income items, accordingly net income and other comprehensive income are the same.


3.   MORTGAGE NOTE PAYABLE

     Mortgage note payable at December 31 consists of the following:

                                                           1998        1997

     Note payable to bank,  principal due in monthly
      installments of $1,900 plus interest at 3% over
      the thirty-day  LIBOR rate (8.55% at December 31,
      1998) to  July  2000  when  remaining  principal
      is due                                            $1,149,701  $1,197,000
                                                        ==========  ==========


     The mortgage note is collateralized by a first deed of trust on Oak Grove Commons which has a net book value of approximately $3,074,000 at December 31, 1998.

     Principal payments required during the next five years are as follows:

       1999                                                         $   22,800
       2000                                                          1,126,901
                                                                    ----------

           Total                                                    $1,149,701
                                                                    ==========


     In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities as the present value of expected cash flows. The carrying amount equals its estimated fair value due to the variable nature of the debt and the terms are consistent with those the Partnership could currently obtain.

4.   RENTAL REVENUES UNDER OPERATING LEASES

     Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1998 are as follows:

       1999                                                         $1,669,000
       2000                                                          1,162,000
       2001                                                            789,000
       2002                                                            422,000
       2003                                                            172,000
       Thereafter                                                      134,000
                                                                    ----------

          Total                                                     $4,348,000
                                                                    ==========

     In addition, certain lease agreements require tenant participation in certain operating expenses. The income is recorded in the same period that the related expense is incurred. Tenant participation in expenses included in revenues were not significant for the years ended December 31, 1998, 1997 and 1996.

5.   FEDERAL INCOME TAX STATUS

     The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd., L.P. is considered a partnership for income tax purposes.

     Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

     The comparison of financial statement and income tax reporting is as follows:

                                                      Financial       Income
                                                      Statement         Tax

       1998:
        Net income (loss)                            $  233,141     $  (45,152)
        Partners' equity                              4,914,656      6,074,685

       1997:
        Net income (loss)                            $  193,131     $  (59,230)
        Partners' equity                              5,103,333      6,541,529

       1996:
        Net income (loss)                            $  175,285     $ (568,354)
        Partners' equity                              5,226,492      6,917,049

6.   BUSINESS SEGMENTS (in thousands)

     The Partnership has two reportable operating segments: Leawood Fountain Plaza and Oak Grove Commons. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).

       (In thousands)                            1998        1997        1996

       Revenues:
        Leawood Fountain Plaza                $  975.0    $  899.0    $  907.8
        Oak Grove Commons                        879.6       886.5       881.5
                                              --------    --------    --------
                                              $1,854.6    $1,785.5    $1,789.3
                                              ========    ========    ========

       Operating profit:
        Leawood Fountain Plaza                $  139.5    $   63.4    $   26.8
        Oak Grove Commons                        134.6       177.3       163.1
                                              --------    --------    --------
                                              $  274.1    $  240.7    $  189.9
                                              ========    ========    ========

       Capital expenditures:
        Leawood Fountain Plaza                $   74.7    $   90.9    $   56.8
        Oak Grove Commons                        196.3       140.3        57.2
                                              --------    --------    --------
                                              $  271.0    $  231.2    $  114.0
                                              ========    ========    ========

       Depreciation and amortization:
        Leawood Fountain Plaza                $  287.6    $  289.3    $  296.8
        Oak Grove Commons                        248.3       256.1       271.9
                                              --------    --------    --------
                                              $  535.9    $  545.4    $  568.7
                                              ========    ========    ========

       Assets:
        Leawood Fountain Plaza                $4,674.1    $4,849.0
        Oak Grove Commons                      3,818.8     3,697.2
                                              --------    --------
                                              $8,429.9    $8,546.2
                                              ========    ========

       Reconciliations of segment data to the Partnership's consolidated data follow:

       (In thousands)                            1998        1997        1996

       Net income (loss):
        Segments                              $  274.1    $  240.7    $  189.9
        Other income (expense)                    13.0         8.4        (0.7)
        General and administrative expenses      (54.0)      (55.8)      (13.9)
                                              --------    --------    --------
                                              $  233.1    $  193.3    $  175.3
                                              ========    ========    ========

       Revenues:
        Segments                              $1,854.6    $1,785.5    $1,789.3
        Corporate and other                       (2.8)      (13.2)      (11.2)
                                              --------    --------    --------
                                              $1,851.8    $1,772.3    $1,778.1
                                              ========    ========    ========

       Assets:
        Segments                              $8,492.9    $8,546.2
        Corporate and other                   (1,930.3)   (1,832.7)
                                              --------    --------
                                              $6,562.6    $6,713.5
                                              ========    ========

       Depreciation and amortization:
        Segments                              $  535.9    $  545.4    $  568.7
        Corporate and other                     (102.4)     (102.4)     (102.5)
                                              --------    --------    --------
                                              $  433.5    $  443.0    $  466.2
                                              ========    ========    ========


                                   * * * * * *


NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIT)
DECEMBER 31, 1998, 1997 AND 1996
------------------------------------------------------------------------------------------------------------------------------------


The reconciliation of partners' equity (deficit) between financial statement and income tax basis is as follows:

                                                                                                  December 31, 1998
                                                                                  ----------------------------------------------
                                                                                        Limited       General
                                                                                       Partners      Partners         Total
Balance per statement of partners' equity (deficit)                                  $ 5,006,337     $ (91,681)    $ 4,914,656

Add:
  Selling commissions and other offering costs not deducted for income
  tax purposes                                                                         1,822,322                     1,822,322

  Prepaid rents included in income for income tax purposes                                 1,421            14           1,435

  Writedown of investment property not recognized for income tax purposes              3,050,874        31,126       3,082,000
                                                                                     -----------     ---------     -----------

                                                                                       9,880,954       (60,541)      9,820,413

Less:
  Excess depreciation deducted for income tax purposes                                 3,661,858        37,347       3,699,205

  Insurance premiums deducted for income tax purposes                                      7,139            72           7,211

  Rent concessions not recognized for income tax purposes                                 38,919           393          39,312
                                                                                     -----------     ---------     -----------

Balance (deficit) per tax return                                                     $ 6,173,038     $ (98,353)    $ 6,074,685
                                                                                     ===========     =========     ===========


                                                                                                  December 31, 1997
                                                                                  ----------------------------------------------
                                                                                        Limited       General
                                                                                       Partners      Partners         Total

Balance per statement of partners' equity (deficit)                                  $ 5,192,765     $ (89,432)    $ 5,103,333

Add:
  Selling commissions and other offering costs not deducted for income
  tax purposes                                                                         1,822,322                     1,822,322

  Prepaid rents included in income for income tax purposes                                (1,087)          (11)         (1,098)

  Writedown of investment property not recognized for income tax purposes              3,050,874        31,126       3,082,000
                                                                                     -----------     ---------     -----------

                                                                                      10,064,874       (58,317)     10,006,557

Less:
  Excess depreciation deducted for income tax purposes                                 3,388,328        34,559       3,422,887

  Insurance premiums deducted for income tax purposes

  Rent concessions not recognized for income tax purposes                                 41,719           422          42,141
                                                                                     -----------     ---------     -----------

Balance (deficit) per tax return                                                     $ 6,634,827     $ (93,298)    $ 6,541,529
                                                                                     ===========     =========     ===========

                                                                                                  December 31, 1996
                                                                                  ----------------------------------------------
                                                                                        Limited       General
                                                                                       Partners      Partners         Total

Balance per statement of partners' equity (deficit)                                  $ 5,314,386     $ (87,894)    $ 5,226,492

Add:
  Selling commissions and other offering costs not deducted for income
  tax purposes                                                                         1,822,322                     1,822,322

  Prepaid rents included in income for income tax purposes                                (1,087)          (11)         (1,098)

  Writedown of investment property not recognized for income tax purposes              3,050,874        31,126       3,082,000
                                                                                     -----------     ---------     -----------

                                                                                      10,186,495       (56,779)     10,129,716

Less:
  Excess depreciation deducted for income tax purposes                                 3,123,273        31,854       3,155,127

  Insurance premiums deducted for income tax purposes

  Rent concessions not recognized for income tax purposes                                 56,959           581          57,540
                                                                                     -----------     ---------     -----------

Balance (deficit) per tax return                                                     $ 7,006,263     $ (89,214)    $ 6,917,049
                                                                                     ===========     =========     ===========

                                                                 -30-


NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 1998
------------------------------------------------------------------------------------------------------------------------------------


                        Column A                                  Column B                           Column C
                        --------                                  --------                           --------

                                                                                            Initial Cost to Partnership
                                                                                 -----------------------------------------------
                                                                                                    Buildings
                                                                Encumbrances        Land        and Improvements       Total
Oak Grove Commons Office/Warehouse Complex
  Downers Grove, Illinois                                       $ 1,149,701      $  936,122       $ 4,282,447       $ 5,218,569


Leawood Fountain Plaza Office Complex
  (76% undivided interest),
  Leawood, Kansas                                                                 1,010,047         6,306,150         7,316,197
                                                                -----------      ----------       -----------       -----------

          Total                                                 $ 1,149,701      $1,946,169       $10,588,597       $12,534,766
                                                                ===========      ==========       ===========       ===========


                                                                  Column D                           Column E
                                                                  --------                           --------
                                                                                                Gross Amount at Which
                                                                   Costs                     Carried at Close of Period
                                                                Capitalized      ------------------------------------------------
                                                                Subsequent to                       Buildings
                                                                Acquisition(1)      Land        and Improvements       Total

Oak Grove Commons Office/Warehouse Complex
  Downers Grove, Illinois                                       $    42,964 (1)  $ 936,122        $ 4,325,411       $ 5,261,533


Leawood Fountain Plaza Office Complex
  (76% undivided interest),
  Leawood, Kansas                                                (2,030,188)(2)   1,010,047         4,275,962         5,286,009
                                                                -----------      ----------       -----------       -----------

          Total                                                 $(1,987,224)     $1,946,169       $ 8,601,373       $10,547,542
                                                                ===========      ==========       ===========       ===========

                                                                  Column F         Column G       Column H            Column I
                                                                  --------         --------       --------            --------
                                                                                                                      Life on
                                                                                                                Which Depreciation
                                                                Accumulated        Date of          Date          in Latest Income
                                                                Depreciation     Construction     Acquired     Statement is Computed
Oak Grove Commons Office/Warehouse Complex
  Downers Grove, Illinois                                        $2,187,928       1972, 1976       1/24/84           30 years

Leawood Fountain Plaza Office Complex
  (76% undivided interest),
  Leawood, Kansas                                                 2,822,496       1982, 1983       2/20/85           30 years
                                                                 ----------

          Total                                                  $5,010,424
                                                                 ==========

(1) Amounts shown are net of assets written-off and the following writedowns:

        Oak Grove Commons Office/Warehouse Complex               $  693,000
        Leawood Fountain Plaza Office Complex                     2,389,000

                                                                                                                         (Continued)

                                                                 -31-



NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
---------------------------------------------------------------------------------------------------


                                                          1998            1997            1996
(A) Reconciliation of amounts in Column E:

        Balance at beginning of period                 $10,393,196     $10,251,103     $10,201,163

        Add - Cost of improvements                         270,969         231,208         113,980

        Less - Cost of disposals                          (116,623)        (89,115)        (64,040)
                                                       -----------     -----------     -----------

        Balance at end of period                       $10,547,542     $10,393,196     $10,251,103
                                                       ===========     ===========     ===========

(B) Reconciliation of amounts in Column F:

        Balance at beginning of period                 $ 4,731,841     $ 4,415,352     $ 4,063,922

        Add - Provision during the period                  395,206         405,604         415,470

        Less - Depreciation on disposals                  (116,623)        (89,115)        (64,040)
                                                       -----------     -----------     -----------

        Balance at end of period                       $ 5,010,424     $ 4,731,841     $ 4,415,352
                                                       ===========     ===========     ===========

(C) The aggregate cost of real estate owned
        for federal income tax purposes                $13,629,542     $13,475,196     $13,333,103
                                                       ===========     ===========     ===========


                                                                                       (Concluded)

                                                 -32-
